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                                                                    EXHIBIT 12.1

                                  CERTEGY INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                       ($ in thousands, except ratio data)


                                                                                                                    YTD
                                                                 YEAR ENDED DECEMBER 31,                          JUNE 30,
                                          ------------------------------------------------------------------    ----------
                                             1998          1999          2000          2001          2002          2003
                                          ----------    ----------    ----------    ----------    ----------    ----------

EARNINGS:
     Income before income taxes(1) ...    $  101,595    $  128,901    $  146,071    $  143,352    $  145,948    $   56,032
     Add:
          Interest expense ...........           533           901         1,301         7,200         7,120         3,309
          Other adjustments ..........         4,601         5,323         5,603         5,080         4,564         2,447
                                          ----------    ----------    ----------    ----------    ----------    ----------

Total earnings .......................    $  106,729    $  135,125    $  152,975    $  155,632    $  157,632    $   61,788
                                          ==========    ==========    ==========    ==========    ==========    ==========

FIXED CHARGES:
     Interest expense ................    $      533    $      901    $    1,301    $    7,200    $    7,120    $    3,309
     Other adjustments ...............         4,601         5,323         5,603         5,080         4,564         2,447
                                          ----------    ----------    ----------    ----------    ----------    ----------

Total fixed charges ..................    $    5,134    $    6,224    $    6,904    $   12,280    $   11,684    $    5,756
                                          ==========    ==========    ==========    ==========    ==========    ==========


RATIO OF EARNINGS TO FIXED CHARGES ...         20.79         21.71         22.16         12.67         13.49         10.73
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(1) Income before income taxes includes minority interests.

For purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest on indebtedness, amortization of deferred financing costs, and an estimated amount of rental expense that is deemed to be representative of the interest factor.